UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.________)

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

BAKERS FOOTWEAR GROUP, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BAKERS FOOTWEAR GROUP, INC.
2815 Scott Avenue
St. Louis, Missouri 63103
Phone (314) 621-0699

June 8, 2012

Dear Shareholder:

On May 22, 2012, Bakers Footwear Group, Inc. (the “Company”) filed with the Securities and Exchange Commission and made available to shareholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Thursday, June 7, 2012, at 11:00 a.m., Central Daylight Time, at the Marriott Residence Inn, St. Louis Downtown, Meeting Room No. 3, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

On June 7, 2012, the Company commenced its Annual Meeting as previously scheduled. No business was able to be validly conducted at the Annual Meeting due to the lack of a requisite quorum.  As stated in the Proxy Statement, the requisite quorum is reached when a majority of the outstanding shares of common stock as of the record date entitled to vote on the subject matter is represented either in person or by proxy at the Annual Meeting.  To allow for additional time to receive shareholder votes, the Annual Meeting was adjourned until Wednesday, July 18, 2012, at 11:00 a.m., Central Daylight Time, and scheduled to reconvene at that time at the Company’s offices located at 2815 Scott Avenue, St. Louis, Missouri 63103.

The record date remains the close of business on April 24, 2012.  The purposes for which the Annual Meeting is being held and the proposals up for shareholder vote remain the same as those listed in the Proxy Statement.

For your convenience, the Company has enclosed a duplicate proxy card and a return envelope.

If you have already voted your shares, no further action is necessary.  If you have not yet voted your shares, we urge you to complete, sign, date, and return the enclosed proxy card.  Please refer to the Proxy Statement for additional information and voting instructions.

Sincerely,

PETER A. EDISON

Chairman of the Board of Directors,
Chief Executive Officer and President